EXHIBIT 99.1

Proteon Therapeutics Appoints Scott Toner as Senior Vice President of Marketing

WALTHAM, Mass., June 2, 2015 (GLOBE NEWSWIRE) -- Proteon Therapeutics Inc. (Nasdaq: PRTO), a company developing novel, first-in-class therapeutics to address the medical needs of patients with kidney and vascular diseases, today announced the addition of Scott Toner as Senior Vice President of Marketing. In this position, Scott will oversee development of the strategy around the potential commercialization of Proteon's investigational drug, vonapanitase. He brings over 25 years of experience developing and implementing effective commercial strategies for new drugs and critical care products and has worked for nearly 15 years specifically on drugs to treat the complications of chronic kidney disease (CKD).

"Scott's leadership and experience successfully commercializing therapies for CKD patients are an ideal fit for Proteon as we progress through Phase 3 trials and prepare the strategy around the potential commercialization of vonapanitase," said Timothy Noyes, President and Chief Executive Officer. "We are delighted to welcome Scott to Proteon's senior management team and look forward to his contributions as we develop vonapanitase to improve arteriovenous fistula patency for CKD patients undergoing hemodialysis."

Most recently, Scott served as Vice President, U.S. Marketing and Sales, at OPKO Health, where he led the commercial planning for the launch of an investigational treatment for secondary hyperparathyroidism (SHPT). Previously, Scott served as a senior marketing executive at Reata Pharmaceuticals, where he led development of the global marketing strategy for an investigational therapy for CKD in patients with type 2 diabetes. Scott was also the Executive Director of Marketing at AMAG Pharmaceuticals, where he led the launch of Feraheme®, an iron replacement therapy for the treatment of iron deficiency anemia in adult patients with CKD. Scott worked for 20 years at Abbott Laboratories in progressive sales, sales training, sales management and domestic and international marketing roles. While head of marketing at Abbott Renal, he led the launch of Zemplar® Injection, which became the most commercially successful vitamin D therapy in the United States for the prevention and treatment of SHPT associated with CKD Stage 5. Scott serves as a member of the Board of the American Association of Kidney Disease Patients (AAKP).

"Although arteriovenous fistulas are the preferred form of hemodialysis vascular access, they are at risk of patency loss, which results in additional corrective procedures and reduced fistula survival," remarked Scott. "Proteon is currently evaluating in clinical trials whether vonapanitase can prolong fistula patency, an unmet medical need for which there are no approved therapies currently available. I am excited to join the Proteon team and work together developing this novel and potentially innovative treatment for CKD patients undergoing hemodialysis."

Proteon is currently enrolling patients in a Phase 3 multicenter, randomized, double-blind, placebo-controlled clinical study of vonapanitase in CKD patients undergoing surgical creation of a radiocephalic AVF for hemodialysis. The Company expects to complete enrollment by the end of 2015 and is anticipating initiating enrollment in a second Phase 3 clinical study in the second quarter of 2015. Proteon is also conducting an ongoing Phase 1 clinical study of vonapanitase in patients with symptomatic peripheral artery disease (PAD).

About Proteon Therapeutics

Proteon Therapeutics is committed to improving the health of patients with kidney and vascular diseases through the development of novel, first-in-class therapeutics. Proteon's lead product candidate, vonapanitase (formerly PRT-201), is designed to improve arteriovenous fistula (AVF) patency, the period of time during which an AVF remains open with adequate blood flow to enable hemodialysis. Proteon is currently evaluating vonapanitase in a Phase 3 clinical trial in patients with chronic kidney disease (CKD) undergoing surgical creation of a radiocephalic AVF for hemodialysis and a Phase 1 clinical trial in patients with symptomatic peripheral artery disease (PAD). For more information, please visit www.proteontherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are, or may be deemed to be, "forward-looking statements." In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately," "potential," or, in each case, their negatives or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements, including those regarding the potential surgical and endovascular applications for vonapanitase, the potential use of vonapanitase for patients with renal and vascular diseases, the effect of vonapanitase in patients with CKD, timing to complete enrollment for the Phase 3 trial, timing for initiation of enrollment for the second Phase 3 trial, and those relating to future events or our future financial performance or condition, involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and other factors, including whether our cash resources will be sufficient to fund our operating expenses and capital expenditure requirements for the period anticipated; whether data from early clinical trials will be indicative of the data that will be obtained from future clinical trials; whether vonapanitase will advance through the clinical trial process on the anticipated timeline and warrant submission for regulatory approval; whether such a submission would receive approval from the Food and Drug Administration or equivalent foreign regulatory agencies on a timely basis or at all; and whether we can successfully commercialize and market our product candidates, are described more fully in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the Securities and Exchange Commission on May 13, 2015, and our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 20, 2015, and our Current Reports on Form 8-K, as filed with the SEC, particularly in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In light of the significant uncertainties in our forward-looking statements, you should not place undue reliance on these statements or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements contained in this press release represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Relations Contact
George Eldridge, Proteon Therapeutics, Senior Vice President and Chief Financial Officer
781-890-0102
geldridge@proteontherapeutics.com

Media Contact
Chris Erdman or Lynnea Olivarez, MacDougall Biomedical Communications
781-235-3060
proteon@macbiocom.com